Exhibit 4.1

DEMAND GRID PROMISSORY NOTE

June 26, 2026

(the “Effective Date”)

FOR VALUE RECEIVED, the undersigned, ChronoScale Corporation (NASDAQ: CHRN) (the “Borrower”), hereby unconditionally promises to pay to the order of Applied Digital Corporation, a Nevada corporation (the “Lender”) the principal amount of each advance (each, an “Advance” and collectively, the “Advances”) outstanding hereunder, as evidenced on the grid attached hereto as Schedule I, together with any accrued but unpaid interest thereon, within ten (10) days after demand for payment by the Lender, all in accordance with the terms of this Demand Grid Promissory Note (as amended, restated, supplemented or otherwise modified from time to time, this “Note”).

On and after the Effective Date, at Lender’s option, Lender will make certain Advances to Borrower as soon as reasonably possible after receipt from Borrower and acceptance by the Lender of a request therefore in form and substance reasonably acceptable to Lender. Lender is hereby authorized by Borrower to enter and record on Schedule I attached hereto the amount of each additional Advance made under this Note and each payment of principal of any Advance without any further authorization on the part of Borrower or any endorser of this Note. Advances that are made pursuant to the terms hereof that are repaid in accordance with the terms set forth herein may be re-borrowed. The aggregate amount of all Advances outstanding hereunder shall not exceed an amount equal to (i) ONE HUNDRED MILLION DOLLARS ($100,000,000.00) minus (ii) (A) the dollar value of all liabilities of the Borrower or any of Borrower’s affiliates guaranteed or otherwise supported by Lender or any of Lender’s affiliates and (B) a reserve amount determined, from time to time, by Lender, in its sole and absolute discretion.

In no event shall Lender be obligated to make any Advances pursuant to this Note.

This Note shall bear interest on the unpaid principal balance hereof at a rate equal to the Applicable Rate, compounded semi-annually as of the end of each six-calendar-month period (or portion thereof) ending June 30 or December 31, as the case may be (a “Semi-Annual Period”), and computed on the basis of the actual number of days elapsed in such Semi-Annual Period (or portion thereof), until the Lender shall, in its discretion, demand payment of the principal amount hereof and all accrued interest thereon. The “Applicable Rate” with respect to any Semi-Annual Period (or portion thereof) during which this note is outstanding shall be the short-term Applicable Federal Rate (as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended) in effect for the first month of that Semi-Annual Period (i.e., January or July, as the case may be), compounded semiannually.

Amounts payable on this Note shall be payable ON DEMAND upon the written request of the Lender. All payments of principal and interest on this Note are payable in lawful money of the United States of America to the Lender at the address set forth below.

The Borrower shall have the right to prepay all or any portion of the indebtedness evidenced by this Note at any time, or from time to time, without notice, premium or penalty.

The Borrower agrees that the Lender shall have the right to demand payment in full of the unpaid balance of principal and interest under this Note at any time by written notice to Borrower. Upon such a demand for repayment, the principal amount of the outstanding principal on this Note together with interest accrued thereon to the date of repayment shall immediately become due and payable.

Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid on this Note exceeds the maximum rate permitted by applicable law, the rate of interest required to be paid on this Note shall automatically be reduced to the maximum rate permitted by such applicable law.

This Note is absolutely and unconditionally payable by the Borrower and is without any right of setoff which the Borrower now has, or may later acquire, with respect to any claim against the Lender.

The holder of this Note shall not, by any act, delay, omission or otherwise, be deemed to have waived any of its rights and/or remedies hereunder, and no waiver whatsoever shall be valid unless in writing, signed by the holder hereof, and then only to the extent therein set forth. A waiver by the holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to or waiver of any right and/or remedy which the holder would otherwise have on any future occasion. All rights and remedies of the holder shall be cumulative and may be exercised singly or concurrently.

Presentment for payment, protest, notice of dishonor, notice of protest and all other notices in connection with the delivery, performance and enforcement of this Note are hereby waived by the Borrower.

The Borrower shall promptly pay and reimburse all costs and expenses which the holder of this Note may incur in connection with the enforcement of this Note and the collection of all amounts due under this Note, including in such costs and expenses reasonable attorney’s fees and disbursements.

This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

This Note may be executed in counterparts, each of which when so executed shall be deemed an original, but both of which when so executed shall be one and the same instrument.

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IN WITNESS WHEREOF, the undersigned parties have executed this Note as of the date first written above.

BORROWER

CHRONOSCALE CORPORATION

By:	/s/ Jerome Wong
Name:	Jerome Wong
Title:	Chief Financial Officer

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ACKNOWLEDGED AND AGREED TO:

LENDER

APPLIED DIGITAL CORPORATION

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

SCHEDULE I

Date of Advance	Amount of Advance	Date of Payment	Amount of Payment	Total Principal Outstanding
Effective Date	$[__]			$[__]